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                                                                       Exhibit a

                            ARTICLES OF INCORPORATION

                                       OF

                    MADISON HARBOR BALANCED STRATEGIES, INC.

                            (a Maryland corporation)

                                   ----------

     The undersigned, Cynthia D. Farmer, whose address is c/o Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

     FIRST: NAME. The name of the corporation (hereinafter referred to as the "Corporation") is: Madison Harbor Balanced Strategies, Inc.

     SECOND: PURPOSES. The purposes for which the Corporation is organized are as follows:

     A. To act as a registered closed-end non-diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     B. To act as a "fund-of-funds" that provides a means for shareholders to participate in investments in real estate private investment partnerships and similar investment vehicles, typically referred to as real estate private equity funds ("Underlying Funds"), by providing a single portfolio comprised of the securities of the Underlying Funds;

     C. To elect to be treated as a real estate investment trust ("REIT") for federal income tax purposes; and

     D. To have and exercise any and all powers and privileges now or hereafter conferred by the general laws of the State of Maryland upon corporations formed under such laws.

     The foregoing enumeration of the purposes of the Corporation is made in furtherance and not in limitation of the powers conferred upon the Corporation by law. The mention of any particular purpose is not intended in any manner to limit or restrict the generality of any other purpose mentioned, or to limit or restrict any of the powers of the Corporation. The Corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by the laws of the State of Maryland upon corporations of a similar character, it being the intention that the purposes set forth in each of the paragraphs of this Article shall, except as otherwise expressly provided, in no way be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this or any other Article of these Articles of Incorporation, or of any amendment thereto, and shall each be regarded as independent and construed as powers as well as purposes; provided, however, that nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power, or do any act, which a

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corporation formed under the general laws of the State of Maryland may not at the time lawfully carry on or do.

     THIRD: PRINCIPAL OFFICE AND RESIDENT AGENT. The address, including street and number, if any, and the county or municipal area, of the principal office of the Corporation within the State of Maryland, is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore City, Maryland 21202. The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine. The name and address, including street and number, if any, and the county or municipal area, of the resident agent of the Corporation within the State of Maryland, is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore City, Maryland 21202. Said resident agent is a Maryland corporation.

     FOURTH: CAPITAL STOCK.

     A. GENERALLY. The total number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Thousand (300,000) shares, of the par value of One-Tenth of One Mil ($0.0001) per share and of the aggregate par value of Thirty dollars ($30), all of which shares are designated common stock ("Shares").

     B. RIGHTS OF THE SHARES. The following is a description of the voting powers, liquidation rights, limitation as to dividends, and qualifications and terms and conditions of redemption and repurchase of the Shares of the
Corporation:

     (1)  VOTING RIGHT. Each Share shall have one vote;

     (2) DIVIDENDS. Subject to the provisions of law and the Corporation's continued qualification as a REIT for federal income tax purposes, the Corporation intends to pay quarterly dividends and to make distributions to those who own the Shares (the "Shareholders") in amounts such that all or substantially all of the Corporation's REIT taxable income in each year, subject to certain adjustments, is deemed to be distributed to Shareholders in such year, with equal amounts being distributed to each Share. All distributions will be made at the discretion of the Board of Directors (the "Board") and will depend on the Corporation's earnings, cash flow, financial condition, REIT status and such other factors as the Board may deem relevant from time to time. The Corporation provides no assurances as to the Corporation's ability or obligation to pay dividends in any quarter or future year;

     (3) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Shareholders shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

     (4) REDEMPTION. No person holding a Share or a fraction of a Share will have the right to require the Corporation to redeem the Share or fraction thereof;

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     (5)  REPURCHASES OF SHARES. The Corporation may make offers to repurchase
     Shares pursuant to written tenders by Shareholders. These repurchases will be made at such times and on such terms as may be determined by the Board, in its complete and exclusive discretion. In determining whether the Corporation should repurchase Shares or fractions thereof from Shareholders pursuant to written tenders, the Board will consider the recommendation of the Adviser.

          (a) The Board will determine that the Corporation repurchase Shares or fractions thereof from Shareholders pursuant to written tenders only on terms they determine to be fair to the Corporation and to all Shareholders. It is anticipated that the Corporation will repurchase shares in cash, or by the distribution of securities in kind, or partly in cash and partly in kind. Repurchases will be effective after receipt and acceptance by the Corporation of all eligible written tenders of Shares from Shareholders. Any in-kind distribution of securities will be distributed to all tendering Shareholders on a proportional basis.

          (b) When the Board determines that the Corporation will repurchase Shares or portions thereof, notice will be provided to each Shareholder describing the terms thereof, and containing information Shareholders should consider in deciding whether and how to participate in such repurchase opportunity. Shareholders must notify the Corporation in writing at least 60 days prior to the repurchase date of the number of Shares the Shareholder desires to tender for repurchase. Shareholders who are deciding whether to tender their Shares or portions thereof during the period that a repurchase offer is open may ascertain an estimated net asset vale of their Shares from the Adviser during such period.

          (c) A Shareholder tendering for repurchase less than all of his/her Shares will be required to maintain a capital account balance of at least 25 Shares (or any lower amount equal to the Shareholder's initial purchase) after giving effect to the repurchase. If a Shareholder tenders an amount that would cause its capital account balance to fall below the required minimum, the Adviser reserves the right to reduce the amount to be repurchased from the Shareholder so that the required minimum balance is maintained or to repurchase the Shareholder's entire Interest.

          (d) The Corporation may repurchase Shares if the Adviser in its sole discretion determines that:

          (i) the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Shareholder;

          (ii) ownership of the Shares by a Shareholder is likely to cause the Corporation to be in violation of, or require registration of any interests under or subject the Corporation to additional registration or regulation under the securities, commodities or other laws of the United States or any other relevant jurisdiction;

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          (iii)  continued ownership of the Shares by a Shareholder may be harmful or injurious to the business or reputation of the Corporation, Adviser, Board, or any of their affiliates, or may subject the Corporation or Shareholders to an undue risk of adverse tax or other fiscal or regulatory consequence;

          (iv) any of the representations and warranties made by a Shareholder or other person in connection with the acquisition of the Shares was not true when made or has ceased to be true;

          (v) with respect to a Shareholder subject to special laws or regulations, the Shareholder is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold the Shares; or;

          (vi) it would be in the best interest of the Corporation for the Corporation to repurchase the Shares or a portion thereof.

     C. RESTRICTIONS ON OWNERSHIP, TRANSFER, ACQUISITION AND REDEMPTION OF THE CORPORATION'S STOCK.

     (1) DEFINITIONS. For purposes of this Article FOURTH, the following definitions shall apply:

          "Acquire" shall mean the acquisition of Beneficial Ownership of Shares of the Corporation by any means. The terms "Acquires" and "Acquisition" shall have correlative meanings.

          "Adviser" shall mean the investment adviser to the Corporation, currently Madison Harbor Capital Management, LLC, or any successor investment adviser as may be appointed consistent with the requirements of the Investment Company Act of 1940.

          "Beneficial Ownership" shall mean ownership of shares of any class of capital stock of the Corporation by an Individual, either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

          "Closing Date" shall be, as stated in the Corporation's Registration Statement on Form N-2, the date when the fund will no longer be accepting investments.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code

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          shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

          "Individual" shall mean a natural person or any entity considered to be an individual for purposes of Section 542(a)(2) of the Code.

          "Ownership Limit" shall mean nine and nine-tenths percent (9.9%) of the total outstanding Shares of the Corporation.

          "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "REIT" shall mean a real estate investment trust as defined in Sections 856 through 860 of the Code which has elected to be taxed as such under the Code and the election of which has not been revoked or otherwise terminated.

          "Substituted Investor" shall mean a Person to whom Shares have been transferred with the written approval of the Adviser and the approval of the Corporation. Such Person has the full rights of a Shareholder.

          "Termination Date" shall mean the date ten years from the Closing Date. However, the Board has the right, in its sole discretion, to extend this date for a period of time that allows each Underlying Fund to sell all of its investments and distribute the proceeds to the Corporation, or to allow the Corporation sufficient time to perform an orderly sale of its remaining securities and to distribute the proceeds to its Shareholders.

          "Transfer" shall mean any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in the Shares of the Corporation or the right to vote or receive dividends on the Shares of the Corporation. The terms "Transfers," "Transferred," "Transferee," and "Transferable" shall have correlative meanings.

     (2)  OWNERSHIP AND TRANSFER LIMITATIONS.

          (a) Notwithstanding any other provision of these Articles of Incorporation, except as provided in paragraph (7) of this Section C, from the Closing Date until the Termination Date, no Individual shall Beneficially Own Shares of the Corporation in excess of the Ownership Limit, no Individual shall Beneficially Own Shares of the Corporation in an amount that would cause the Corporation to

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          fail to qualify as a REIT by reason of being "closely held" within the meaning of Section 856(h) of the Code or otherwise.

          (b) No Person may become a Substituted Investor without the written consent of the Adviser, which consent may be withheld for any reason in its sole discretion.

          (c)    Shares may be Transferred only:

                 (i) by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Shareholder; or

                 (ii) under certain limited circumstances, with the written consent of the Adviser, which may be withheld in its sole discretion and is expected to be granted, if at all, only under extenuating circumstances.

          (d) The Adviser has been authorized to make certain determinations regarding Transfers of the Shares. Notice of any proposed Transfer must include evidence satisfactory to the Adviser that the proposed Transfer is exempt from registration under the Securities Act of 1933, as amended, that the proposed transferee meets any requirements imposed by the Corporation with respect to shareholder eligibility and suitability, and that the proposed Transfer will not effect the Corporation's treatment as a REIT. Notice of a proposed Transfer of Shares must also be accompanied by a properly completed subscription agreement for the proposed Transferee. A Shareholder Transferring Shares may be charged reasonable expenses, including attorneys' fess and accountants' fees, incurred by the Corporation in connection with the Transfer.

          (e) Any Transferee acquiring the Shares by operation of law as a the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Shareholder or otherwise will be entitled to the allocations and distributions allocable to the Shares so Acquired, to Transfer the Shares for repurchase by the Corporation, but will not be entitled to the other rights (if any) of a Shareholder unless and until the Transferee becomes a Substituted Investor as defined herein. If a Shareholder transfers Shares with the approval of the Adviser, the Corporation will promptly take all necessary actions so that each transferee or successor to whom the Shares are transferred is admitted as a Substituted Investor.

     (3) REMEDIES FOR BREACH. If the Board or its designee shall at any time determine in good faith that a Transfer, Acquisition, or change in the capital structure of the Corporation or other purported change in Beneficial Ownership or other event or transaction has taken place in violation of paragraph (2) of this Section C or that a Person intends to Acquire or has attempted to Acquire ownership of any Shares of the

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     Corporation and such Acquisition would result in an Individual Beneficially
     Owning any Shares of the Corporation in violation of paragraph (2) of this Section C, the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, or change in the capital structure of the Corporation, or other attempt to Acquire Beneficial Ownership of any shares of the Corporation or other event or transaction, including, but not limited to, refusing to give effect thereto on the books of the Corporation or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Corporation, attempted Transfer, or other attempt to Acquire Beneficial Ownership of any Shares of the Corporation or event or transaction in violation of subparagraphs (a), (b), (c), (d), or (e) of paragraph (2) of this Section C (as applicable) shall be void AB INITIO.

     (4) OWNERS REQUIRED TO PROVIDE INFORMATION. From the Closing Date until the Termination Date:

          (a) Every Beneficial Owner of more than 0.5 percent, or such lower percentage or percentages as determined pursuant to regulations under the Code or as may be requested by the Board in its sole discretion, of the outstanding Shares of the Corporation annually shall, no later than January 31 of each calendar year, give written notice to the Corporation stating (i) the name and address of such Beneficial Owner;
          (ii) the number of Shares of the Corporation Beneficially Owned as of December 31 of the preceding calendar year; and (iii) a description of how such Shares are held. Each such Beneficial Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and other restrictions set forth herein.

          (b) Each Individual who is a Beneficial Owner of Shares of the Corporation and each Person (including the Shareholder of record) who is holding Shares of the Corporation for a Beneficial Owner promptly shall provide to the Corporation such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit and other restrictions set forth herein.

     (5) REMEDIES NOT LIMITED. Nothing contained in this Article FOURTH shall limit the scope or application of the provisions of this Section C, the ability of the Corporation to implement or enforce compliance with the terms thereof or the authority of the Board to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its Shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

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     (6)  AMBIGUITY. In the case of ambiguity in the application of any of the provisions of this Section C, including any definition contained in paragraph (1) hereof, the Board shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section C with respect to any situation, based on the facts known to it.

     (7) EXCEPTIONS. The Board upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board, in its sole discretion, in each case to the effect that the proposed transaction will not cause the Corporation to fail to qualify as a REIT, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any Individual that is not a natural person. In connection with any such waiver or change, the Board may require such representations and undertakings from such Person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Shares of the Corporation on the Corporation's status as a REIT.

     (8)  LEGEND.

          (a) Each certificate for Shares of the Corporation shall bear substantially the following legend:

          "The securities represented by this certificate are subject to restrictions on transfer and ownership for the purpose of maintaining their exemption from registration under the Securities Act of 1933, as amended, and for the purpose of the Corporation's maintenance of its status as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Corporation's Articles of Incorporation, no Individual may (i) Beneficially Own shares of capital stock of the Corporation in excess of nine and nine-tenths percent (9.9%) (or such greater percent as may be determined by the Board of Directors of the Corporation) of the outstanding Shares of the Corporation, (ii) Beneficially Own Shares of the Corporation which would result in the Corporation being "closely held" under Section 856(h) of the Code or which otherwise would cause the Corporation to fail to qualify as a REIT, or (iii) Transfer any Shares without the written consent of the Adviser, unless such Transfer is by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Shareholder. Any Transferee Acquiring the Shares by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Shareholder, or otherwise will be entitled to the allocations and distributions allocable to the Shares so Acquired, to transfer the Shares for repurchase by the Corporation, but will not be entitled to the other rights (if any) of a Shareholder unless and until the

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          transferee becomes a Substituted Investor as specified in the Articles of Incorporation. If a Shareholder transfers Shares with the approval of the Adviser, the Corporation will promptly take all necessary actions so that each transferee or successor to whom the Shares are transferred is admitted as a Substituted Investor. Any Transfer or Acquisition of Shares of the Corporation or other event which results in violation of the ownership or Transfer limitations set forth in the Corporation's Articles of Incorporation shall be void AB INITIO and the purported Beneficial and record Transferee shall not have or Acquire any rights in such shares of capital stock of the Corporation. All capitalized terms used in this legend have the meanings ascribed to such terms in the Corporation's Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer, will be sent without charge to each Shareholder who so requests."

     D. SEVERABILITY. If any provision of this Article FOURTH or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remainder of this Article FOURTH shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     FIFTH: DIRECTORS.

     A. INITIAL DIRECTORS. The initial number of directors of the Corporation shall be five (5) in accordance with the provisions of Section 2-402(a) of the General Corporation Law of the State of Maryland, which number may be changed pursuant to the provisions set forth in the bylaws of the Corporation, but shall never be less than the number permitted by law. The Board will serve for indefinite terms, and no annual meetings of Shareholders will be held. The names of the directors who shall act until their successors are duly chosen and qualified are: Edward M. Casal, Cydney Donnell, Stanley Perla, Mitchell B. Sikora, and Charles S. Laven.

     B. REMOVAL. At any meeting of Shareholders at which a quorum is present, the Shareholders may, by the affirmative vote of the holders of not less than two-thirds of the Shares, remove any director or directors from office, but only if there is cause to do so, and may elect a successor or successors to fill any resulting vacancy or vacancies.

     SIXTH: GENERAL POWERS. The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and the Board and Shareholders:

     A. The Board is hereby empowered to supervise the investment adviser who will manage the business and affairs of the Corporation.

     B. The Board is hereby empowered to authorize and direct the issuance of the Shares and the repurchase of such Shares, for such consideration as the Board may deem

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advisable, subject to such limitations and restrictions, if any, as may be set forth herein and in the bylaws of the Corporation.

     C. No Shareholder, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive (1) any shares of stock of the Corporation of any class, now or hereafter authorized,
(2) any options or warrants for any such preferential or preemptive shares, (3) any rights to subscribe to or purchase any such shares, or (4) any other securities of the Corporation which may at any time or from time to time be issued, sold or offered for sale by the Corporation, other than such right, if any, as the Board, in its discretion, may determine.

     D. Notwithstanding any other provision of these Articles of Incorporation, the Corporation expressly elects not to be governed by the provisions of Section 3-602 of the General Corporation Law of the State of Maryland, in whole or in part.

     E. Notwithstanding any other provision of these Articles of Incorporation, any and all acquisitions of Shares of the Corporation shall be exempt from Title 3, Subtitle 7 of the General Corporation Law of the State of Maryland.

     F. The Board is expressly authorized to make, amend, alter, repeal or rescind the bylaws of the Corporation.

     G. The Corporation reserves the right to amend these Articles of Incorporation in any way which alters the contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding Shares of the Corporation and substantially adversely affects any of the rights of any of the holders of any outstanding Shares of the Corporation.

     SEVENTH: INDEMNIFICATION AND EXCULPATION.

     A. The Corporation shall indemnify (1) its directors and officers whether serving the Corporation or at its request any other entity, to the full extent permitted by the General Laws of the State of Maryland now or hereafter in force as limited by the 1940 Act, or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder, including the advance of expenses under the procedures and to the full extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board or the Corporation's bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment to or repeal of this Article SEVENTH shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     B. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted and as limited by the 1940 Act, no director or officer of this Corporation shall be personally liable to the Corporation or its Shareholders for money

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damages. No amendment to or repeal of this Article SEVENTH shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

     EIGHTH: DURATION. The duration of the Corporation shall be ten years from the Closing Date, or such other date, as the Board, in its sole discretion, determines to provide for a period of time that allows each Underlying Fund to sell all of its investments and distribute the proceeds to the Corporation, or to allow the Corporation sufficient time to perform an orderly sale of its remaining securities and to distribute the proceeds to its Shareholders. (SIGNATURE PAGE FOLLOWS THIS PAGE)

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     IN WITNESS WHEREOF, I have signed these Articles of Incorporation on the
15th day of December, 2003, and I acknowledge the same to be my act and deed and that, to the best of my knowledge, information and belief, all matters and facts stated herein are true in all material respects and that such statement is made under the penalties of perjury.


                                        SOLE INCORPORATOR:

                                        /s/ Cynthia D. Farmer
                                        ------------------------------
                                        Cynthia D. Farmer

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